Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated December 28, 2022, with respect to the consolidated financial statements of EMCORE Corporation, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

The audit report on the effectiveness of internal control over financial reporting as of September 30, 2022, contains an emphasis of matter paragraph that states that the Company acquired Space & Navigation on April 29, 2022 and EMCORE Chicago on August 9, 2022, and management has excluded these from its assessment of the effectiveness of the Company’s internal control over financial reporting as of September 30, 2022. Space & Navigation represented approximately 11% of the Company’s consolidated total assets as of September 30, 2022 and approximately 8% of the Company’s consolidated revenue for the fiscal year ended September 30, 2022. EMCORE Chicago represented approximately 32% of the Company’s consolidated total assets as of September 30, 2022 and approximately 5% of the Company’s consolidated revenue for the fiscal year ended September 30, 2022. Our audit of internal control over financial reporting of the Company also excluded an evaluation of internal control over financial reporting of Space & Navigation and EMCORE Chicago.

/s/ KPMG LLP
Los Angeles, California
March 13, 2023